  99.1                      Press Release dated November 11, 2013

FOR IMMEDIATE RELEASE

RadNet Reports Third Quarter Financial Results

•	Total Net Revenue (“Revenue”) was $175.2 million, an increase of 9.2% from $160.5 million in the third quarter of 2013
•	Adjusted EBITDA(1) was $25.4 million, a decrease of 11.3% from $28.6 million in the prior year’s third quarter
•	RadNet reports diluted per share Net Loss of $0.01 compared to diluted per share Net Income of $0.06 in the prior year’s third quarter, adjusting for a $0.07 gain from the de-consolidation of a joint venture in 2012
•	While same center procedural volumes were flat as compared with the third quarter of 2012, same center revenue declined 3.6% over the same period last year
•	RadNet announces an initiative to save up to $30 million in operating costs to address industry pressures of declining utilization and pricing
•	RadNet revises its 2013 guidance levels to be consistent with year to date actual performance

LOS ANGELES, California, November 11, 2013 – RadNet, Inc. (NASDAQ: RDNT), a national leader in providing high-quality, cost-effective, fixed-site outpatient diagnostic imaging services through a network of 251 owned and/or operated outpatient imaging centers, today reported financial results for its third quarter of 2013.

Third Quarter Financial Results

For the third quarter of 2013, RadNet reported Revenue, Adjusted EBITDA(1) and Net Loss Attributable to RadNet, Inc. Common Stockholders (“Net Loss”) of $175.2 million, $25.4 million and $(467,000), respectively.  Revenue increased $14.7 million (or 9.2%), Adjusted EBITDA(1) decreased $3.2 million (or 11.3%) and Net Income decreased $2.7 million (adjusting for the $2.8 million gain in the third quarter of 2012 from the deconsolidation of a joint venture), respectively, over the third quarter of 2012.  Net Loss for the third quarter was $(0.01) per diluted share, compared to a Net Income of $0.06 per diluted share in the third quarter of 2012 (again adjusting for the gain from the deconsolidation of the joint venture).  These per share values are based upon a weighted average number of diluted shares outstanding of 39.2 million and 39.9 million for these periods in 2013 and 2012, respectively.

Affecting operating results in the third quarter of 2013 were certain non-cash expenses and non-recurring items including:  $463,000 of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $72,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $5,000 gain on the disposal of certain capital equipment; and $1.2 million of non-cash amortization of deferred loan costs and discount on issuance of debt as part of our existing credit facilities.

For the third quarter of 2013, as compared to the prior year’s third quarter, MRI volume increased 12.7%, CT volume increased 3.7% and PET/CT volume decreased 0.3%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, increased 12.0% over the prior year’s third quarter.  On a same-center basis, including only those centers which were part of RadNet for both the third quarters of 2013 and 2012, MRI volume decreased 2.2%, CT volume increased 1.6% and PET/CT volume increased 1.8%.  Overall same-center volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and other exams, was flat over the prior year’s same quarter.

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Dr. Howard Berger, President and Chief Executive Officer of RadNet, commented “We have been experiencing pressured reimbursement and lower than anticipated utilization all year.  The lower utilization and pricing of imaging services has not been unique to RadNet and has been an industry-wide phenomenon in the outpatient, free-standing marketplace during 2013.”

“In response to the combination of pricing and utilization declines, we have worked hard to create and begin executing a cost savings program targeted at saving $30 million of annual operating costs.  Some of the initiatives comprising this plan have been implemented during the third quarter or will be implemented by year-end, which will provide us with a full-year’s impact of their benefits in 2014.  Other initiatives will be implemented during 2014.  Areas of savings include elimination of salaries and personnel, savings from Information Technology implementations (including our continued migration to eRAD RIS and PACS and voice recognition transcription), certain supplies and purchasing programs and corporate savings from changes to our workers compensation, healthcare and property and casualty insurance, commercial banking fees and physician compensation.”

“These cuts are the result of our continual efforts to mitigate industry pressures.  Unfortunately, we were unable to affect some of these programs in the last three quarters, which resulted in our performance lagging behind our expectations.  Our focus is for these initiatives to outpace the continuing pressures in 2014, so that 2014 will show, in addition to continued aggregate revenue growth, improvements in EBITDA and profitability.  I’m further encouraged by very strong volumes we have experienced in the fourth quarter so far, relative to last year’s same period,” added Dr. Berger.

Nine Month Financial Results

For the nine months ended September 30, 2013, RadNet reported Revenue, Adjusted EBITDA(1) and Net Income of $524.6 million, $81.0 million and $877,000, respectively.  Revenue increased $36.8 million (or 7.6%), Adjusted EBITDA(1) decreased $8.1 million (or 9.1%) and Net Income decreased $4.2 million (adjusting for the $2.8 million gain in the third quarter of 2012 from the deconsolidation of a joint venture), respectively, over the first nine months of 2012.  Net Income for the nine month period ended September 30, 2013 was $0.02 per diluted share, compared to Net Income of $0.13 per diluted share in corresponding nine month period of 2012 (again adjusting for the gain from the deconsolidation of the joint venture).  These per share values are based upon a weighted average number of fully diluted shares outstanding of 39.9 million and 39.2 million for these periods in 2013 and 2012, respectively.

Affecting operating results in the nine months ended September 30, 2013 were certain non-cash expenses and non-recurring items including:  $2.0 million of non-cash employee stock compensation expense resulting from the vesting of certain options and restricted stock; $312,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions; $357,000 loss on the disposal of certain capital equipment; and $3.3 million of non-cash amortization of deferred loan costs and discount on issuance of debt as part of our existing credit facilities.

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2013 Guidance

RadNet has revised its previously announced 2013 fiscal year guidance ranges:

	Original Guidance Level	Revised Guidance Level
Guidance Revenue (a)	$700 million - $730 million	$700 million - $730 million
Adjusted EBITDA(1)	$120 million - $130 million	$105 million - $110 million
Capital Expenditures (b)	$35 million - $40 million	$35 million - $40 million
Cash Interest Expense	$42 million - $47 million	$40 million - $43 million
Free Cash Flow Generation (c)	$35 million - $45 million	$20 million - $30 million

(a)	Service Fee Revenue, net of contractual allowances plus Revenue under capitation arrangements.
(b)	Net of proceeds from the sale of equipment, imaging centers and joint venture interests.
(c)	Defined by the Company as Adjusted EBITDA(1) less total capital expenditures and cash paid for interest.

Dr. Berger added, “The challenges we’ve experienced in our same center revenue performance has caused us to revise downward our Adjusted EBITDA projections and Free Cash Flow Generation guidance levels for 2013.  While I’m confident that the costs savings plans we are implementing will help mitigate in 2014 the challenging utilization and pricing environment, the effects of these challenges have impacted our same center performance this year.”

“Aside from operational changes and cost reductions, we continue to pursue opportunities to lower our cost of capital.  This includes evaluating refinancing plans for our 10 3/8% senior unsecured notes, which become callable in April of next year.  Lowering our interest expense will allow us to have more cash flow to deleverage our balance sheet through debt paydown or expand our EBITDA through acquisitions and investments that we would otherwise fund through future borrowings.  We anticipate building a cash balance at the end of 2013 of between $5 million and $10 million.  This is the result of expected incremental free cash flow in the fourth quarter resulting from having front-loaded the vast majority of our capital expenditures in the first three quarters of 2013.”

Conference Call for Today

Dr. Howard Berger, President and Chief Executive Officer, and Mark Stolper, Executive Vice President and Chief Financial Officer, will host a conference call to discuss RadNet’s third quarter 2013 results on Monday, November 11th, 2013 at 7:30 a.m. Pacific Time (10:30 a.m. Eastern Daylight Time).

Conference Call Details:

Date:  Monday, November 11, 2013

Time:  10:30 a.m. Eastern Time

Dial In-Number:  888-430-8705

International Dial-In Number:  719-457-2648

It is recommended that participants dial in approximately 5 to 10 minutes prior to the start of the 10:30 a.m. call. An archived replay of the call will also be available and can be accessed by dialing 877-870-5176 from the U.S., or 858-384-5517 for international callers, and using the passcode 8290270.

There will also be a simultaneous live webcast of the conference call which can be accessed under "News" in the RadNet Investor Relations section of the company website at http://www.radnet.com/ or you may use the link audio feed and archived recording of the conference call available at http://public.viavid.com/index.php?id=106735.

Regulation G: GAAP and Non-GAAP Financial Information

This release contains certain financial information not reported in accordance with GAAP. The Company uses both GAAP and non-GAAP metrics to measure its financial results.  The Company believes that, in addition to GAAP metrics, these non-GAAP metrics assist the Company in measuring its cash-based performance.  The Company believes this information is useful to investors and other interested parties because it removes unusual and nonrecurring charges that occur in the affected period and provides a basis for measuring the Company's financial condition against other quarters.  Such information should not be considered as a substitute for any measures calculated in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP.  Reconciliation of this information to the most comparable GAAP measures is included in this release in the tables which follow.

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About RadNet, Inc.

RadNet, Inc. is a national market leader providing high-quality, cost-effective diagnostic imaging services through a network of 251 fully-owned and operated outpatient imaging centers.  RadNet’s core markets include California, Maryland, Delaware, Rhode Island, New Jersey and New York.  Together with affiliated radiologists, and inclusive of full-time and per diem employees and technicians, RadNet has a total of approximately 6,300 employees.  For more information, visit http://www.radnet.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Specifically, statements concerning successfully integrating acquired operations, successfully achieving 2013 financial guidance, achieving cost savings, successfully developing and integrating new lines of business, continuing to grow its business by generating patient referrals and contracts with radiology practices, and receiving third-party reimbursement for diagnostic imaging services, are forward-looking statements within the meaning of the Safe Harbor. Forward-looking statements are based on management's current, preliminary expectations and are subject to risks and uncertainties, which may cause the Company's actual results to differ materially from the statements contained herein. Further information on potential risk factors that could affect RadNet's business and its financial results are detailed in its most recent Annual Report on Form 10-K, as filed with the Securities and Exchange Commission. Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date they are made. RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made, or to reflect the occurrence of unanticipated events.

CONTACTS:

RadNet, Inc.

Mark Stolper, 310-445-2800

Executive Vice President and Chief Financial Officer

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(IN THOUSANDS EXCEPT SHARE DATA)

	September 30,	December 31,
	2013	2012
	(unaudited)	(restated)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$268	$362
Accounts receivable, net	134,265	129,194
Current portion of deferred tax assets	5,888	7,607
repaid expenses and other current assets	17,803	18,737
Total current assets	158,224	155,900
PROPERTY AND EQUIPMENT, NET	217,383	216,560
OTHER ASSETS
Goodwill	196,090	193,871
Other intangible assets	50,808	51,674
Deferred financing costs	10,600	11,977
Investment in joint ventures	28,610	28,598
Deferred tax assets, net of current portion	49,679	48,535
Deposits and other	3,738	3,749
Total assets	$715,132	$710,864

LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES
Accounts payable, accrued expenses and other	$99,765	$106,357
Due to affiliates	1,273	1,602
Deferred revenue	1,448	1,273
Current portion of deferred rent	1,448	1,164
Current portion of notes payable	5,431	4,703
Current portion of obligations under capital leases	2,071	3,942
Total current liabilities	111,436	119,041

LONG-TERM LIABILITIES
Deferred rent, net of current portion	18,459	15,850
Line of credit	3,400	33,000
Notes payable, net of current portion	571,082	537,009
Obligations under capital lease, net of current portion	2,523	3,753
Other non-current liabilities	7,870	8,895
Total liabilities	714,770	717,548

STOCKHOLDERS' EQUITY (DEFICIT)
Common stock - $.0001 par value, 200,000,000 shares authorized;40,089,196, and 38,540,482 shares issued and outstanding at September 30, 2013 and December 31, 2012, respectively	4	4
Paid-in-capital	173,130	168,415
Accumulated other comprehensive (loss) income	(65)	39
Accumulated deficit	(174,899)	(175,776)
Total RadNet, Inc.'s stockholders' equity (deficit)	(1,830)	(7,318)
Noncontrolling interests	2,192	634
Total stockholders' equity (deficit)	362	(6,684)
Total liabilities and stockholders' equity (deficit)	$715,132	$710,864

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Balance Sheet Note

Per RadNet’s 8-K filed on November 8, 2013, the above Balance Sheet reflects the restatement of certain accounts.  On November 6, 2013, the Audit Committee of the Board of Directors of RadNet, Inc. (the “Company”), based on the recommendation of management, and after discussion with the Company’s independent registered public accounting firm, Ernst & Young LLP, determined that the Company’s consolidated financial statements for the fiscal year ended December 31, 2012 and Ernst & Young LLP’s reports thereon (including Ernst & Young LLP’s report on the effectiveness of internal control over financial reporting), should no longer be relied upon because of the impact of an overstatement of deferred tax assets.

In the fourth quarter of 2012, the Company recorded a benefit from income taxes of approximately $60.4 million primarily related to releasing a valuation allowance against its deferred tax assets.  In November 2013, during a review of the Company’s work papers supporting its deferred tax assets, management discovered an error in the historical tax treatment of certain mark-to-market adjustments recorded in relation to its interest rate swaps, dating back as far as 2009.  This error caused the Company’s deferred tax assets to be overstated by approximately $4.3 million and unrecognized tax benefit liability (included in accounts payable, accrued expenses and other) to be understated by approximately $0.4 million at December 31, 2012. Periods prior to the fourth quarter of 2012 were not significantly impacted by the overstatement as the Company had a valuation allowance established against the overstated deferred tax assets.

To correct the overstatement of the income tax benefit described above, the Company intends to amend its Annual Report on Form 10-K for the year ended December 31, 2012 originally filed with the SEC on March 18, 2013 and amended on April 1, 2013.

The restatement changed the following line items in the Company’s December 31, 2012 balance sheet:

	As Previously
	Reported	As restated

As of December 31, 2012
Current portion of deferred tax assets	$7,607	$7,607
Deferred tax assets, net of current portion	52,790	48,535
Total deferred tax assets	60,397	56,142
Accounts payable, accrued expenses and other	105,929	106,357
Accumulated deficit	(171,093)	(175,776)

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATION

(IN THOUSANDS EXCEPT SHARE DATA)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2013	2012	2013	2012
NET REVENUE
Service fee revenue, net of contractual allowances and discounts	$165,373	$152,381	$496,424	$463,733
Provision for bad debts	(7,033)	(6,574)	(20,810)	(19,453)
Net service fee revenue	158,340	145,807	475,614	444,280
Revenue under capitation arrangements	16,848	14,646	49,034	43,540
Total net revenue	175,188	160,453	524,648	487,820

OPERATING EXPENSES
Cost of operations, excluding depreciation and amortization	151,770	133,223	450,030	405,177
Depreciation and amortization	14,762	13,369	44,050	43,154
(Gain) loss on sale and disposal of equipment	(5)	(45)	357	255
Severance costs	72	66	312	678
Total operating expenses	166,599	146,613	494,749	449,264

INCOME FROM OPERATIONS	8,589	13,840	29,899	38,556

OTHER EXPENSES
Interest expense	11,052	13,875	34,542	40,917
Equity in earnings of joint ventures	(1,617)	(909)	(4,481)	(4,157)
Gain on sale of imaging centers	–	–	(2,108)	–
Gain on de-consolidation of joint venture		(2,777)	–	(2,777)
Other expense (income)	4	(1,360)	152	(3,851)
Total other expenses	9,439	8,829	28,105	30,132

(LOSS) INCOME BEFORE INCOME TAXES	(850)	5,011	1,794	8,424
Provision for income taxes	483	(30)	(766)	(696)

NET (LOSS) INCOME	(367)	4,981	1,028	7,728
Net income (loss) attributable to noncontrolling interests	100	(72)	151	(160)
NET (LOSS) INCOME ATTRIBUTABLE TO RADNET, INC.
COMMON STOCKHOLDERS	$(467)	$5,053	$877	$7,888

BASIC NET (LOSS) INCOME PER SHARE
ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$(0.01)	$0.13	$0.02	$0.21

DILUTED NET (LOSS) INCOME PER SHARE
ATTRIBUTABLE TO RADNET, INC. COMMON STOCKHOLDERS	$(0.01)	$0.13	$0.02	$0.20

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	39,235,863	38,340,482	39,105,522	37,737,467

Diluted	39,235,863	39,860,685	39,886,140	39,244,299

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RADNET, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS  (IN THOUSANDS)

(unaudited)

	Nine Months Ended
	September 30,
	2013	2012
CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$1,028	$7,728
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	44,050	43,154
Provision for bad debt	20,810	19,453
Equity in earnings of joint ventures	(4,481)	(4,157)
Distributions from joint ventures	5,624	5,526
Deferred rent amortization	2,893	2,990
Amortization of deferred financing cost	1,676	1,803
Amortization of bond and term loan discount	1,651	706
Loss on sale and disposal of equipment	357	255
Gain on sale of imaging centers	(2,108)	–
Gain on de-consolidation of joint venture	–	(2,777)
Amortization of cash flow hedge	–	827
Stock-based compensation	2,045	2,139
Changes in operating assets and liabilities, net of assets acquired and liabilities assumed in purchase transactions:
Accounts receivable	(25,096)	(18,362)
Other current assets	(1,504)	(433)
Other assets	172	(51)
Deferred taxes	575	–
Deferred revenue	175	72
Accounts payable, accrued expenses and other	(5,357)	(3,255)
Net cash provided by operating activities	42,510	55,618

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of imaging facilities	(5,918)	(10,617)
Purchase of property and equipment	(39,921)	(35,279)
Proceeds from sale of equipment	510	841
Proceeds from sale of imaging facilities	3,920	2,300
Proceeds from sale of joint venture interests	2,640	1,800
Purchase of equity interest in joint ventures	(1,803)	(2,756)
Net cash used in investing activities	(40,572)	(43,711)

CASH FLOWS FROM FINANCING ACTIVITIES
Principal payments on notes and leases payable	(7,476)	(11,180)
Deferred financing costs	(432)	–
Proceeds from borrowings upon refinancing	35,122	–
Net (payments on) proceeds from line of credit	(29,600)	1,800
Payments to counterparties of interest rate swaps, net of amounts received	–	(4,587)
Distributions to noncontrolling interests	(11)	(67)
Proceeds from issuance of common stock upon exercise of options/warrants	469	–
Net cash used in financing activities	(1,928)	(14,034)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	(104)	60
NET DECREASE IN CASH AND CASH EQUIVALENTS	(94)	(2,067)
CASH AND CASH EQUIVALENTS, beginning of period	362	2,455
CASH AND CASH EQUIVALENTS, end of period	$268	$388

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$26,614	$32,074

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RADNET, INC.

RECONCILIATION OF GAAP NET INCOME (LOSS) ATTRIBUTABLE TO RADNET, INC. COMMON SHAREHOLDERS TO ADJUSTED EBITDA(1)

(IN THOUSANDS)

	Three Months Ended
	September 30,
	2013	2012

Net Income (Loss) Attributable to RadNet, Inc. Common Shareholders	$(467)	$5,053
Plus Provision for (Benefit from) Income Taxes	(483)	30
Plus Other Expenses (Income)	4	(1,360)
Plus Interest Expense	11,052	13,875
Plus Severence Costs	72	66
Plus Loss (Gain) on Sale of Equipment	(5)	(45)
Plus Depreciation and Amortization	14,762	13,369
Less Gain on Sale of JV	–	(2,777)
Plus Non Cash Employee Stock Compensation	463	433
Adjusted EBITDA(1)	$25,398	$28,644

	Nine Months Ended
	September 30,
	2013	2012

Net Income Attributable to RadNet, Inc. Common Shareholders	$877	$7,888
Plus Provision for Income Taxes	766	696
Plus Other Expenses (Income)	152	(3,851)
Plus Interest Expense	34,542	40,917
Plus Severence Costs	312	678
Plus Loss (Gain) on Sale of Equipment	357	255
Plus Loss (Gain) on Sale of Imaging Centers	(2,108)	–
Plus Depreciation and Amortization	44,050	43,154
Plus Non Cash Employee Stock Compensation	2,045	2,139
Less Gain on Sale of JV	–	(2,777)
Adjusted EBITDA(1)	$80,993	$89,099

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PAYOR CLASS BREAKDOWN**

Third Quarter
2013

Commercial Insurance	58.6%
Medicare	21.6%
Medicaid	3.3%
Workers Compensation/Personal Injury	4.8%
Other	2.1%
Capitation	9.6%
Total	100.0%

**Capitation percentage has been calculated based upon its proportion of cash received in the period to total accrued revenue.

After deducting the capitation percentage from 100%, all other payor class percentages are based upon a proportion to global paymnents received from consolidated imaging centers from that periods dates of services and excludes payments from hospital contracts, Breastlink, imaging center management fees, eRAD, Imaging on Call and other miscellaneous revenue.

RADNET PAYMENTS BY MODALITY *

	Third Quarter	Full Year	Full Year
	2013	2012	2011

MRI	36.4%	35.5%	35.1%
CT	15.3%	16.0%	16.1%
PET/CT	5.5%	5.9%	6.0%
X-ray	10.4%	10.3%	10.1%
Ultrasound	11.2%	10.9%	10.9%
Mammography	15.9%	16.0%	15.9%
Nuclear Medicine	1.6%	1.5%	1.6%
Other	3.8%	4.0%	4.2%
	100.0%	100.0%	100.0%

Note

*	Based upon global payments received from consolidated Imaging Centers from that periods dates of service. Excludes payments from hospital contracts, Breastlink, Center Management Fees and other miscellaneous operating activities.
*	ARS/TII included in 2012 figures.
*	Lennox Hill Radiology included in 2013 figures.

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Footnotes

(1) The Company defines Adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations and adjusted for losses or gains on the sale of equipment, other income or loss, debt extinguishments and non-cash equity compensation.  Adjusted EBITDA includes equity earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries, and is adjusted for non-cash or extraordinary and one-time events that have taken place during the period.

Adjusted EBITDA is reconciled to its nearest comparable GAAP financial measure.  Adjusted EBITDA is a non-GAAP financial measure used as an analytical indicator by RadNet management and the healthcare industry to assess business performance, and is a measure of leverage capacity and ability to service debt.  Adjusted EBITDA should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

(2) As noted above, the Company defines Free Cash Flow as Adjusted EBITDA less total Capital Expenditures (whether completed with cash or financed) and Cash Interest paid.  Free Cash Flow is a non-GAAP financial measure.  The Company uses Free Cash Flow because the Company believes it provides useful information for investors and management because it measures our capacity to generate cash from our operating activities. Free Cash Flow does not represent total cash flow since it does not include the cash flows generated by or used in financing activities. In addition, our definition of Free Cash Flow may differ from definitions used by other companies.

Free Cash Flow should not be considered a measure of financial performance under GAAP, and the items excluded from Adjusted EBITDA should not be considered in isolation or as alternatives to net income, cash flows generated by operating, investing or financing activities or other financial statement data presented in the consolidated financial statements as an indicator of financial performance or liquidity. As Adjusted EBITDA is not a measurement determined in accordance with GAAP and is therefore susceptible to varying methods of calculation, this metric, as presented, may not be comparable to other similarly titled measures of other companies.

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